Exhibit 10.1
Merisant Company
125 S. Wacker Drive, Suite 3150
Chicago, Illinois 60606

June 18, 2020

Brian Litman
1664 Dartmouth Court
Naperville, IL 60565

Dear Brian:

    We are pleased to extend to you an offer of employment (the “Agreement”) for the position of Corporate Controller and Treasurer at Merisant US, Inc. (“Merisant “or the “Company”). Summarized below are the principal terms of our employment offer.

•Your starting date will be June 29, 2020, but is contingent on the close of ACT II’s definitive business combination with Merisant Company (the “Closing”). This Agreement shall be null and void if the Closing is not consummated on or before June 30, 2020.

•Your base salary (“Base Salary”) will be paid at the rate of $300,000.00 USD per year, subject to appropriate tax withholdings and deductions, payable in accordance with the Company’s normal payroll cycle. You will be eligible to participate in the April 2021 salary increase cycle subject to your individual performance and business conditions.

•After the end of each calendar year in which you are employed, you will be eligible for a discretionary bonus based on performance to budget of Merisant and such other performance metrics that may be set annually, with a target level of 40% of Base Salary. Bonus will be based on EBITDA attainment vs. budget. Final determination of the year-end bonus is in the sole discretion of the Company. For purposes of clarity, your 2020 bonus will be multiplied by a fraction, the numerator of which is the number of days you are employed during 2020, and the denominator of which is 365, to reflect pro-ration. Normally, bonus payouts are made in the first quarter of the following year.

•You will be eligible for 4 weeks’ (20 days) vacation on an annualized basis, which shall be prorated for any partial year of service. Based on a June 30, 2020 start date you are eligible for 10.00 vacation days and two personal days in 2020. Vacation hours are taken in blocks of 4 or 8 hours.

•You shall be entitled to all benefits for which you are be eligible under the employee benefit plans of the Company, which may include, without limitation, any 401(k) plan, life insurance, disability insurance, health insurance, or other so-called “fringe” benefit plans or policies, which benefits may be amended, modified or terminated in Company’s discretion. The Company’s benefit programs are described in separate official plan documents, the terms of which govern these benefits.

•You are eligible for a one-time sign-on bonus (“Sign-on Bonus”) of $150,000 (less applicable tax withholdings and deductions). Such bonus shall be paid on the first payroll after your start date. You agree that although such payment is being advanced to you, it will not be earned by you until you satisfactorily complete two years of employment with the Company from the payment date. If you voluntarily resign from your position with the Company or are terminated for Cause (as defined below) within 2 years of this payment, you will be required to repay the full $150,000 within 60 days of your resignation or termination date. In the event you are required to repay this payment, the Company may deduct such payments from any amounts it may owe to you, to the maximum extent permitted by applicable law, and, you must sign any authorizations reasonably requested by the Company.

•The Corporate Controller and Treasurer will be eligible for a market-based discretionary Long Term Incentive Plan Award (“LTIP Award”) consistent with a Chief Accounting Officer, Corporate Controller and Treasurer. A target award amount will be determined by the new ownership. The terms of the LTIP Award will be subject to definitive documentation, it being understood that the terms of such definitive documentation will supersede this paragraph.

•The Company may at any time by written notice to you terminate your employment for Cause (as defined hereunder), and, upon such termination, you shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination. For purposes of this letter, “cause” shall mean: in the event of gross neglect by you of your duties hereunder, your conviction of any felony, your conviction of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by you in connection with the performance of any material portion of your duties hereunder on your part which would make your continued employment by either Company materially prejudicial to the best interests of such Company.

•Upon any termination of employment, you shall promptly resign from any positions with the Company and its subsidiaries and affiliates, whether as an officer, director, employee, or otherwise and shall promptly execute any documents reasonably required to effectuate the resignation. For the avoidance of doubt, the restrictive covenants contained in this letter or any employment agreement shall survive the termination of this letter, in such form as may be prepared by the Company, of all claims, except for such matters covered by provisions of this letter which expressly survive the termination of your employment.

•In the event of a termination by the Company without Cause, excluding death or disability, you shall be entitled to severance of six months’ Base Salary (the “Severance Period”), payable during the Company’s normal payroll cycle. In addition, if you receive an LTIP and it is permitted in the LTIP plan document, you will receive a pro rata portion of your LTIP Award(s), if any, payable in accordance with company policy when the awards would otherwise be payable to similarly situated employees.

•All of the severance payments described herein are conditioned on your execution, delivery and non-revocation of the general waiver and release of claims within 21 days following your termination of employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (“Section 409A”) of the Internal Revenue Code shall commence five (5) days after the Release Condition is satisfied. Payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required by Section 409A); provided that the Release Condition is satisfied.

•The Company’s severance obligations are subject to your duty to mitigate damages by seeking other employment provided, however, that you shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the Chicago metropolitan area. To the extent that you shall earn compensation during the Severance Period (without regard to when such compensation is paid), the severance payments of Base Salary to be made by the Company shall be correspondingly reduced.

•The Company may deduct and withhold from any amounts payable according to this letter such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation. This letter is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this letter contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this letter as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (a) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties. To the extent you would otherwise be entitled to any payment or benefit under this letter, or any plan or arrangement of the Company or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to you on the earlier of the first day following the six (6) month anniversary of your termination of employment or death. Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this letter shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this letter shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this letter, any payment or benefit under this letter or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment or expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

•The Company may withhold from any amounts payable hereunder such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

•During your employment and for 6 months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; you shall not engage in such business on your own account; and you shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this section shall be deemed to prohibit you from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation. You further agree that while you are employed by the Company and during the Non-Compete Period, you will not hire or attempt to hire any employee of the Company or any of its affiliates, assist in such hiring by any person, encourage any such employee to terminate his or her relationship with the Company or any of its affiliates, or solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates. The Non-Compete Period will be reduced to 2 months if you voluntarily terminate your employment within 2 weeks of receiving an LTIP Award.

This offer is contingent upon your satisfactory completion of the Company’s pre-employment background checks including but not limited to reference checks. Please note that your employment with the Company is also contingent upon your execution of a Confidentiality Agreement. You hereby represent and warrant that you are not subject to any other agreement, including without limitation any agreement not to compete or confidentiality agreement, which would be violated by your performance of services hereunder. The validity, interpretations, construction and performance of this agreement shall be governed by the laws of the State of Illinois without giving effect to conflict of laws principles.

    If you accept employment with the Company, you agree to follow the rules and regulations of the Company. Please understand that the Company reserves the right to modify, supplement and discontinue all policies, rules, benefit plans and programs at any time in its sole discretion.

The Company is required by law to obtain documentation of employment authorization and identity within three days of your start date. As a condition of employment, you are required to complete the I-9 form included in your new hire kit and bring, within three days of your start date, the documentation of employment authorization and identity described on the reverse side of the I-9 form.

You acknowledge that no other promises or representations were made to you other than as set forth in this letter, and that no other inducement caused you to sign this letter.

We look forward to working with you in your new position.

Very truly yours,

/s/ Andy Rusie
Andy Rusie
Chief Financial Officer

Please indicate your acceptance of this offer by signing in the space below and returning a signed original letter to me by June 18, 2020.

Accepted:	/s/ Brian Litman	Date:	June 19, 2020
Brian Litman

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO OFFER OF EMPLOYMENT (“First Amendment”) is made and entered into this 20th day of January 2021, by and among Merisant US, Inc., (hereinafter referred to as the “Company”), and Brian Litman (hereinafter referred to as the “Employee”). Except as otherwise defined in this First Amendment, all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original Offer (as defined below).

WHEREAS, the Company and the Employee are parties to that certain offer of employment, dated June 19, 2020 (the “Original Offer”), setting forth the employment terms between the Company and the Employee.

The Original Offer and the First Amendment are hereafter referred to collectively as the Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree to modify the Agreement as follows:

1. AMENDMENTS.

The following paragraph is amended as indicated below:

You are eligible for a one-time sign-on bonus (“Sign-on Bonus”) of $150,000 (less applicable tax withholdings and deductions). Such bonus shall be paid in the February 28, 2021 payroll and shall vest as follows: i. $100,000 shall vest on the first anniversary of your employment with the Company and ii. the remaining $50,000 shall vest on the second anniversary of your employment with the Company. If you voluntarily resign from your position with the Company or are terminated for Cause (as defined below) before the date each amount vests as indicated above, you will be required to repay the respective amount(s) within 60 days of your resignation or termination date. In the event you are required to repay this payment, the Company may deduct such payments from any amounts it may owe to you, to the maximum extent permitted by applicable law, and, you must sign any authorizations reasonably requested by the Company.

2. GENERAL PROVISIONS.

Effectiveness and Effect of the Amendments. The amendments set forth herein shall be effective as of January 20, 2021. All other terms of the Agreement not expressly amended hereby shall remain in full force and effect.

Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be executed as of the date first written above.

For the Company:		Employee:

By:	/s/ Andy Rusie	Date:	/s/ Brian Litman
Name:	Andy Rusie	Name:	Brian Litman
Title:	CFO

September 30, 2021
Brian Litman, via email

Dear Brian:

I am pleased to confirm your appointment to the role of Chief Accounting Officer, reporting to the Chief Financial Officer, Whole Earth Brands. The details of your appointment are as follows:

	Current	New

Effective Date:	N/A	September 28, 2021
Base Salary	$305,985	$340,000
Base Salary Increase	N/A	11%*
Short-term Incentive Target	40%	40%
Short-term Investment Payout at Target	$122,394	$136,000
Short-term Incentive Alignment	WEB Global	Web Global
Long-term Incentive Target	50%	75%**
Long-term Incentive Payout at Target	$152,992	$255,000
Total Cash Compensation at Target	$581,371	$731,000
Total Increase %	N/A	26%

*Inclusive of 2022 merit increase
**For Q4 2021, amount is prorated to reflect the difference between the current and new LTI targets.

The other aspects of your compensation, benefits and employment terms will remain unchanged at this time, and will be reviewed periodically and could be adjusted based upon competitive market data.

Brian, I look forward to your continued contributions and congratulate you on your appointment. Please return a signed copy of this letter to Trisha Fox by October 4, 2021.

Should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Albert Manzone
Albert Manzone
Chief Executive Officer

/s/ Brian Litman
Brian Litman